Exhibit 10.14
EMPLOYMENT AGREEMENT
          This Employment Agreement (“Agreement”) is made this 11 day of June, 2008 by and between Discovery Communications, LLC (“Company”) and Brad Singer (“Executive”).
          As a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts employment upon the terms and conditions set forth herein.
I.	DUTIES, ACCEPTANCE, LOCATION
A.	Company hereby employs Executive to render exclusive and full-time services as Senior Executive Vice President, Chief Financial Officer at the Company’s offices in Silver Spring, Maryland, reporting only to the Chief Executive Officer (and, as appropriate to the Audit Committee of the Board of Directors of the Company) upon the terms and conditions set forth herein. Executive’s duties shall be consistent with his title and the duties of a chief financial officer for a corporation of similar size and nature and as otherwise directed by Company consistent with those standards.

B.	Company reserves the right to change the location where Executive works if Company deems it necessary, subject to Section IV.D.1.b hereof.

C.	Executive hereby accepts such employment and agrees to render the services described above. Throughout his employment with Company, Executive agrees to serve Company faithfully, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that is intended to further the interests of Company. However, provided that the following activities do not materially interfere with the Executive’s duties and responsibilities as Senior Vice President, Chief Financial Officer, or violate the Executive’s fiduciary duties to the Company, the Executive may (i) serve on boards, committees and commissions of charitable organizations, (ii) manage his personal investments, and (iii) serve on the boards of directors of other companies, provided, that in the case of service on the board of directors of other companies, such other companies at all times maintain in effect directors liability insurance polices with appropriate levels of coverage, and provided further in the case of service on the boards of charitable and other companies, that the Board of Directors of the Company (“Board”) (or its designee) shall have given its prior written consent. Attachment 3 is a list of all organizations and other companies for which Executive currently serves as a director for which service is approved.
II.	TERM OF EMPLOYMENT
A.	Subject to Section IV, Executive’s term of employment shall be three (3) years beginning on July 15, 2008 or shortly thereafter as agreed upon by the parties

(Employment Commencement Date) and ending three years after the Employment Commencement Date (the “Original Term”).

B.	This agreement shall automatically renew for one additional three (3) year term (the “Renewal Term”) unless either party gives the other written notice at least 90 days prior to the end of the Original Term. If the Company gives notice of nonrenewal of the Original Term (but not the Renewal Term) Executive shall be entitled to severance as if he was terminated without Cause.

C.	The period during the Original Term and the Renewal Term during which the Executive is employed by the Company shall be referred to as the “Term of Employment”. If Executive remains employed with the Company beyond the end of the Renewal Term, unless it is pursuant to another written agreement, it shall be treated as employment at will and such employment may be terminated by either party at any time for any reason or no reason.
III.	COMPENSATION
A.	Base Salary; Sign-On Bonus. Company agrees to provide Executive with an annual base salary rate of $750,000.00. Beginning on the Employment Commencement Date, this sum will be paid over the course of twelve months, in increments paid on regular Company paydays, less such sums as the law requires Company to deduct or withhold. Executive’s future salary increases will be reviewed (and Executive shall be eligible for such review commencing in March, 2009) and decided in accordance with Company’s standard practices and procedures. Executive’s base salary, once increased, shall not be reduced during the Term of Employment. Company agrees to pay Executive a sign-on bonus in the amount of $35,000, such amount to be paid to Executive within thirty (30) days following the Employment Commencement Date.

B.	Bonus/Incentive Payment. In addition to the base salary paid to Executive pursuant to Section III.A, Executive shall be eligible for an annual incentive payment target of 75% of his base salary. The portion of the incentive payment to be received by Executive will be determined in accordance with Company’s applicable incentive or bonus plan in effect at the time of award and will be paid in accordance with the applicable incentive or bonus plan payment schedule in the calendar year following the calendar year for which the bonus is paid. For FY 2008 only, Company shall guarantee Executive’s bonus payment at $470,000. In addition, for FY 2008 only, Executive shall be eligible to receive a discretionary performance bonus to be determined at the sole discretion of the CEO and the Compensation Committee of the Board (the “Compensation Committee”) based upon individual performance and the success of the transition of the Company to a Reporting Company as defined below. In the event that the FY 2008 discretionary performance bonus is awarded, it shall be awarded and paid in accordance with the schedule of payments established by the Company’s applicable incentive or bonus plan in the 2009 calendar year.

C.	Benefits. Executive shall be entitled to participate in and to receive any and all benefits generally available to executives at Executive’s level in the company in accordance with the terms and conditions of the applicable plan or arrangement.

D.	Long Term Incentive. If and when the Company becomes a reporting company under Section 12 of the Securities Exchange Act of 1934 with respect to its equity securities (a “Reporting Company”), the Company shall recommend to the Board that the Compensation Committee award to Executive within 10 days of becoming a Reporting Company the following equity grants:
     1. a stock option award under the Reporting Company’s equity plan with an economic value of $1,600,000 determined by dividing such value by the per share Black Scholes value of Discovery Holding Company’s (“DHC”) common stock (as generally used and calculated by the Company for purposes of compensatory targets (and not necessarily as used for financial reporting purposes)) on Executive’s Employment Commencement Date. Such award shall vest and become exercisable at no less than the rate of 25% per year beginning on July 15, 2009 and shall include such other terms and conditions as the Compensation Committee establishes in good faith under the applicable equity plan. Executive shall be considered for a stock option award in 2009 which award, if any, shall be in the discretion of the Compensation Committee.
     2. A sign-on make up stock option award under the Reporting Company’s equity plan with an economic value of $3,000,000 determined by dividing such value by the per share Black Scholes value of DHC’s common stock (as generally used and calculated by the Company for purposes of compensatory targets (and not necessarily as used for financial reporting purposes)) on Executive’s Employment Commencement Date. Such award shall vest and become exercisable at no less than the rate of 25% per year beginning on July 15, 2009, and shall include such other terms and conditions as the Compensation Committee establishes in good faith under the applicable equity plan, provided however, that if Company terminates Executive’s employment not for Cause (as defined below), if Executive terminates his employment for Good Reason (as defined below), or if Executive’s employment terminates as a result of the Company not renewing the Original Term prior to the options awarded hereunder becoming fully vested, such options shall, subject to Executive providing the Company with an effective release required by Section IV.D.3 hereof, become 100% vested and shall become and remain fully exercisable (to the extent not previously exercised) for a period of one hundred fifty (150) days following the date on which the termination of Executive’s employment from the Company occurs, or if earlier, the expiration of the option’s term.
     3. The exercise price for the stock options granted under this section shall be the higher of the fair market value of DHC common stock on the Employment Commencement Date or the fair market value of the Reporting Company’s common stock on the grant date, fair market value in each case to be determined in the manner provided under the applicable equity plan.
     4. The number of shares pursuant to the option granted pursuant to Section III.D.1 and Section III.D.2 assume a conversion ratio of 1 for 1 from DHC common stock to the Reporting Company’s common stock with no price adjustment upon conversion. To the extent there is a different conversion ratio or price adjustment, the calculation as to the options granted pursuant to this subsection will be adjusted accordingly.
     5. Should the fair market value of the Reporting Company’s common stock at the date of grant of the options provided for in Section III.D.1 and Section III.D.2 be greater than the fair market value of DHC’s common stock at the Employment Commencement Date, Executive shall be entitled to receive a cash payment payable and determined as described in, and subject to the terms and conditions of the Loss Value Payment Addendum attached hereto as Attachment 1.
     6. If the Company does not become a Reporting Company under the Securities Exchange Act of 1934 within eighteen (18) months of the Employment Commencement Date, Sections III.D.1 to (4) shall be null and void, and if Executive is then employed by the Company, the Company shall provide Executive with an equity interest in the Company with a value of $4,600,000 (adjusted to reflect changes in value from he Employment Commencement Date) in a form determined in good faith by the Board and which shall be reasonably acceptable to the Executive. For any such equity interest, Executive shall be credited with his prior service and otherwise reflect terms to which the parties agreed with respect to the original grants.
     7. The Company shall permit you to exercise the stock options awarded to you under this section through a broker-facilitated cashless exercise program to the extent allowed by law and in accordance with Company policies relating to the exercise of stock options (such as, by way of example, the Company’s insider trading policies). Upon the Company becoming a Reporting Company and provided that it may do so under applicable law, it shall proceed, in a timely manner, to register the stock option plans (or other long-term incentive plans pursuant to which the stock options awarded to Executive have been granted) with the Securities and Exchange Commission in a Form S-8 filing or other appropriate registration statement.

E.	Relocation.
1.	Executive shall receive and be subject to Company’s relocation policy, as the same may be modified from time to time, and receive all benefits afforded under Company’s relocation policy; provided, however, that (i) Executive’s relocation benefit allowance shall be increased to a maximum relocation benefit allowance of $1,750,000, including a tax gross up, which amount shall include a benefit allowance for financial loss, if any, incurred by Executive on the sale of Executive’s primary residence in Boston, Massachusetts which he owns as of the execution date of this Agreement, and (ii) all reimbursements of allowable expenses shall be paid to Executive by the Company on December 15, 2009. No amount shall be reimbursed if the expense is incurred after December 1, 2009.

2.	If Executive’s primary residence has not been sold on or before November 1, 2009, for purposes of determining any loss on the sale of his primary residence, his primary residence shall be appraised on or before December 1, 2009 by an appraiser acceptable to both parties (which acceptance shall not be unreasonably withheld by either party) and Executive shall be reimbursed with respect to this sale of his primary residence under this Section III.E as if his primary residence had been sold by him on the date of the appraisal. For purposes of this Section III.E, in order to determine the financial cost basis of Executive’s primary residence, such cost shall be the sum of Executive’s capital purchase cost plus the upgrade costs for work on the residence which has been scheduled as of the date of execution of this Agreement, with such capital purchase cost and upgrade costs together being referred to as the “Residence Cost”. Executive shall provide to Company within 60 days of the execution date of this Agreement, subject to verification by the Company, appropriate documentation of Executive’s primary Residence Cost as defined herein.

3.	In order to be reimbursed for an expense, Executive must not have either voluntarily resigned (other than for Good Reason) or been terminated for Cause prior to the date on which the Company would otherwise make payment of the reimbursement. If in breach of this Agreement, Executive voluntarily resigns (other than for Good Reason), or if Executive has been terminated for Cause within eighteen (18) months of his commencement of employment, Executive shall, within thirty (30) days after his termination of employment, reimburse Company for all payments received by the Executive pursuant to this Section III.E.
IV.	TERMINATION OF EMPLOYMENT AND AGREEMENT
A.	Death. If Executive should die during the Term of Employment, Executive’s employment shall terminate. In the event of Executive’s death during the Term of Employment, Company shall pay to Executive’s estate, within thirty (30) days of Executive’s death, a pro rata portion of the Executive’s bonus for the year in which his death occurs, determined at target level. No further amounts or benefits shall be payable except those benefits that may vest in accordance with the controlling documents for other relevant Company benefits programs, which shall be paid in accordance with the terms of such other Company benefit programs, including the terms governing the time and manner of payment. For purposes of this Agreement, Executive’s death during the Term of Employment shall not constitute a voluntary termination of employment by Executive.
B.	Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I.A or C hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to the Executive, Company may terminate this Agreement. Notwithstanding the foregoing, Executive’s employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Section 409A. In the foregoing case, except as provided below, no further amounts or benefits shall be payable to Executive, except that until (i) he is no longer disabled or (ii) he becomes 65 years old — whichever happens first — Executive shall be entitled to receive continued coverage under the relevant medical or disability plans to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company executives at Executive’s level in the Company generally, provided that in the case of any continued coverage under one or more of Company’s medical plans, if Company in good faith determines that the provision of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided by a self-insured basis by Company, then Executive shall be obligated to pay the full monthly cost for such coverage. In the event the Company terminates Executive’s employment during the Term of Employment due to physical or mental disability, Company shall pay to Executive or to his representative, within thirty (30) days of Executive’s termination date, a pro rata portion of the Executive’s bonus for the year in which the termination occurs, determined at target level. For purposes of this Agreement, Executive’s termination of employment by Company during the Term of Employment due to Executive’s physical or mental disability shall not constitute a voluntary termination of employment by Executive.

C.	Termination For Cause.
1.	The Company may terminate Executive’s employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:
a.	The willful and continued failure by Executive to substantially perform his duties under this Agreement (other than any such failure resulting from the Executive’s death or incapacity due to mental or physical disability, as determined by the Company in good faith);

b.	Executive’s willful failure to follow the lawful written direction of the Chief Executive Officer or the Board;

c.	The indictment, of Executive for, or his conviction of or plea of guilty or nolo contendre to, a felony or any other crime involving moral turpitude or dishonesty for which there may be imposed a sentence of incarceration of a year or more;

d.	Executive’s willfully engaging in misconduct with regard to the Company or in the performance of his duties for the Company (including theft, fraud, embezzlement, or securities law violations);

e.	Executive’s willfully engaging in misconduct (other than with regard to the Company or in the performance of his duties for the Company) that has a material negative impact on the Company, economically or as to its reputation.
2.	For purposes of Section IV.C.1.d, no act, or failure to act, on the part of Executive shall be considered “willful,” unless done, or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company.

3.	In the event Executive commits any of the conduct described in Section IV.C.1.a or b, the Company shall provide Executive with written notice that such conduct is occurring and Executive will be afforded a one-time only opportunity to cure the same within 10 days from the giving of the notice.

4.	Prior to any termination for Cause, Executive shall be given seven (7) days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the Board to present information regarding his views on the Cause event and whether he should be terminated for Cause. Such termination for Cause shall occur only after such hearing and then by a vote of at least a majority of the full Board (other than Executive, if he is then a member of the Board) to terminate him for Cause, having determined in good faith that Executive has acted in the manner claimed. After providing the notice in the first sentence, the Board may suspend Executive with full pay and benefits until a final determination pursuant to this section has been made without such suspension being Good Reason or a breach of this Agreement.

5.	Upon the Executive’s termination For Cause, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company plan(s), (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as used in any such Company plan shall be deemed to mean solely the commission of the acts described in Section IV.C.1 hereof (after giving effect to the cure opportunity described therein).
D.	Termination Of Agreement By Executive for Good Reason/Termination of Agreement by Company Not For Cause and Non-Renewal of Agreement.
1.	Company may terminate Executive’s employment not for Cause (as “Cause” is defined above) (and other than for Death or Disability), and Executive may terminate his employment and this Agreement for “Good Reason” as provided herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s title, duties or responsibilities; or change in his reporting relationship; (b) Company’s relocation to a location outside the Washington DC metropolitan area; or (c) a material breach of this Agreement, provided however, that Executive must provide the Company with written notice of the existence of the event constituting Good Reason within forty-five (45) days of his knowledge of any such event having occurred, and allow the Company thirty (30) days to cure the same. If Company so cures the change, Executive shall not have a basis for terminating his/her employment for Good Reason with respect to such cured change. If such event is not cured within such thirty (30) day period, Executive’s employment shall terminate for Good Reason at the end of such thirty (30) day period.

2.	If (i) Company terminates Executive’s employment not for Cause (and other than for Death or Disability), (ii) if Executive terminates his employment for Good Reason, or (iii) if the Original Term of Employment expires as a result of notice of non-renewal by the Company, then the following payments (“Severance Payment”) will be made:
(a) Consistent with the Company’s normal payroll practices, within thirty (30) days following the last day of the Release Deadline (as defined below), Company will commence to pay Executive his annual base salary for the balance (from the date of termination of employment) of the Original Term or Renewal Term, as the case may be, to be paid in equal increments on regular Company paydays (based upon the number of months base salary that is payable and the number of paydays per month), until the balance (less required deductions and withholdings) is paid in full (with a catchup in the initial payment for amounts due between the date of termination of employment and the first payment date). Notwithstanding the date of termination under this subsection, Executive will be paid a minimum of twelve (12) months base salary.

(b) In addition, Executive will be paid, within thirty (30) days following the last day of the Release Deadline (as defined below), the prorated portion of his bonus under the Company’s incentive or bonus plan based on target level achievement of Company results (and, if applicable, target levels for the Executive) for the year in which the termination occurs.
(c) The sign-on make up stock option award provided for in Section III D.2 of this Agreement shall become 100% vested and shall become and remain fully exercisable (to the extent not previously exercised) for a period of one hundred fifty (150) days following the date on which the termination of Executive’s employment from the Company occurs, or if earlier, the expiration of the option’s term.
3.	No Severance Payment will be made if Executive fails to sign a release in the form attached hereto. Such release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Section 409A (the last day of such period being the “Release Deadline”). No Severance Payment will be made if Executive violates the provisions of Section VI hereof, and in such case, payment of the Severance Payment shall cease, any portion of the Severance Payment already made shall be promptly repaid, and all outstanding options shall be forfeited. If Executive exercises any portion of the sign-on make up stock option award provided for in Section III.D.2 of this Agreement after the date of his termination of employment and fails to provide the Company with an effective release, Executive shall repay to the Company, within ten (10) days of the Release Deadline, an amount equal to the gross income realized him as a result of such exercise. The Company shall provide Executive with written notice prior to ceasing payment of the Severance Payment to Executive or declaring Executive’s stock options forfeited pursuant to this subsection.

4.	Company agrees that if, at the time Executive is Terminated not For Cause, or Executive terminates his employment for Good Reason, Company has a standard severance policy in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive’s receiving a sum greater than this Severance Payment, Executive will receive the extra amounts under such standard severance policy, provided, that the payment schedule provided in the Company’s standard severance policy shall apply only to the portion of the amount payable under the standard severance policy that exceeds the Severance Payment and the remainder shall be paid under the Severance Payment provisions.

5.	If Executive terminates this Agreement before the Term of Employment has expired for a reason other than those stated in Section IV.D.1 hereof, it will be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he will forfeit all right and obligations to be compensated for any remaining portion of his annualized base salary, Severance Payment, bonus/incentive payment, pursuant to other Company plans or policies, or otherwise, except as may be required by law.
E.	Right to Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing under Section IV.D hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment (“Offset Income”). Company shall have the right to reduce any amount it would otherwise have to pay Executive as part of its Severance Payment obligation in excess of the aggregate of (i) 12 months base salary and (ii) the pro rata target bonus amount by the Offset Income. Executive acknowledges and agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payment from Company, will be treated as Offset Income (regardless of when such compensation is received). Executive agrees that timely failure to provide such notice or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that Company shall have the right to inquire of third party individuals and entities regarding potential Offset Income and to inform such parties of Company’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Severance Payment from Company will be made until or unless this breach is cured (and any payment not made within such period shall be permanently forfeited) and that all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, shall be forfeited and must be returned to Company upon its demand. Any offsets made by the Company pursuant to this Section IV.F shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to the Company’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment. The Company shall provide Executive with written notice prior to exercising its offset rights pursuant to this Section VI.E to forfeit Severance Payment amounts as the result of Executive failure to provide information.
V.	CONFIDENTIAL INFORMATION
A.	Executive acknowledges his fiduciary duty to Company. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of Company all confidential information, knowledge or data, including the terms of this Agreement and, without limitation, all trade secrets relating to Company or any of its subsidiaries, and their respective businesses, (i) obtained by the Executive during his employment by Company or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive’s employment with Company, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it, without the prior written consent of Company.

B.	In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company, whether confidential or not, Executive agrees to use his reasonably business efforts to provide Company with written notice of this subpoena or order so that Company may timely move to quash, if appropriate and available.

C.	Executive also agrees to cooperate with Company in any legal action for which his participation is needed. Company agrees to try to schedule all such meetings so that they do not unduly interfere with Executive’s pursuits after he is no longer in Company’s employ and to pay him for any travel expenses incurred, to the extent he cooperates after his employment ends.
VI.	COVENANT NOT TO COMPETE
A.	Executive covenants that if he is Terminated For Cause pursuant to Section IV.C hereof or terminates his employment for other than Good Reason as set forth in Section IV.D.1 hereof, for a period of twelve (12) months after the conclusion of Executive’s employment with Company, he will not perform any work on, related to, or respecting non-fiction television programming or engage in any activities on behalf of any company or any entity related to nonfiction television programming services for distribution to cable, satellite and/or other multi-channel distribution platforms (any such company or entity, a “Competitor”). Executive agrees that this Section VI.A is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

B.	If Executive is Terminated not For Cause, terminates his employment for Good Reason pursuant to Section IV.D.1 hereof, before expiration of the Term of Employment, or the Company exercises its right not to renew the Original Term pursuant to Section II.C hereof, Executive will be released from the covenant not to compete in Section VI.A hereof.

C.	If Executive works for Company through and until the end of the Original Term, Company, or if the term is renewed, the end of the Renewal Term, Company agrees that Executive will be released from the covenant not to compete in Section VI.A hereof.

D.	During his employment and upon termination of Executive’s employment with Company, regardless of the reason for the termination, Executive covenants that for a period of twelve (12) months, he will not directly solicit any employees of Company or its subsidiary and affiliated companies to leave their employment nor indirectly aid in the solicitation of such employees.

E.	During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization, regardless of whether Executive is compensated for these services. This Section VI.E is not intended to prohibit Executive from serving on boards, commissions, and committees or managing his personal investments as permitted by Section I.C of this Agreement.

F.	Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., an investment in which Executive has made the decision to invest in a particular company) he has in a company that is Company’s Competitor or that Company is doing business with during the Term of Employment (“Company”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five percent or more of such a Competitor or Company. This Section VI.F shall not prohibit Executive, however, from making passive investments (i.e., where Executive does not make the decision to invest in a particular company, even if those mutual funds, in turn, invest in such a Competitor or Company). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement.

G.	In the event that Executive violates any provision of this Section VI, in addition to any injunctive relief and damages to which Executive acknowledges Company would be entitled, all Severance Payment to Executive, if any, shall cease, those already made shall be promptly repaid, all outstanding options shall be forfeited, and Executive shall promptly repay to the Company an amount equal to the gross income realized him as a result of any exercise by him after his employment termination date, of any portion of the sign-on make up stock option award. The Company shall provide Executive with written notice prior to ceasing payment of the Severance Payment to Executive or declaring Executive’s stock options forfeited.

VII.	ARBITRATION
A.	Submission To Arbitration. Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Company and Executive or between Executive and other employees of Company or its subsidiaries or affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive’s employment with Company or the termination of such employment including, but not limited to Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, any Claim arising out of this Agreement, and any similar federal, state or local law, statute, regulation or common law doctrine.

B.	Use Of AAA. Choice of Law. All Claims for arbitration, whether involving employment or other matters under this Agreement shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules for employment disputes. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in Maryland, without regard to conflict of law principles. Any arbitration, pursuant to this Agreement, shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

C.	Binding Effect. Arbitration will be binding and will afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery will be allowed and all discovery disputes will be decided exclusively by arbitration.

D.	Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of the Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.
VIII.	CONTROLLING LAW AND ADDITIONAL COVENANTS
A.	The validity and construction of this Agreement or any of its provisions shall be determined under the laws of Maryland. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

C.	Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing to review and explain to

Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.
D.	This Agreement (along with any plans, programs, or agreements referred to herein) supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. To the extent any conflict exists between any provision in Section IV of this Agreement and any applicable equity plan, the terms of this Agreement govern. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

E.	Any modifications to this Agreement will be effective only if in writing and signed by the party to be charged.

F.	Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings.

G.	Section 409A of the Code.
1.	It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

2.	If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

3.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

4.	If Company is a Reporting Company and Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

a.	With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

b.	On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII.G.4 (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII.G.4 shall be made to Executive.

c.	In determining the amounts that are subject to the six-month delay requirement described above, the Company shall use all exclusions from the six-month delay rule that are available to the payments made to the Executive.
5.	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred. This provision shall not apply to amounts due under Section III.E, which is intended to comply with the short-term deferral exemption under Section 409A and not the expense exemption therefrom.

6.	Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.	The Company shall indemnify (on a basis which holds him harmless from any taxes, interest and penalties on such amounts and the amounts paid hereunder) Executive for the amount of any additional tax or interest which Executive becomes obligation to pay as a result of this Agreement or the payments provided for hereunder not satisfying the requirements of Section 409A (“Section 409A Penalties”), provided that Executive has timely complied with the Company’s reasonable request made in good faith to reform any noncompliant provision (it being understood by the parties that whenever the Company shall undertake to reform any provision of this Agreement to comply with Section 409A, it shall do so in a manner to maintain, to the maximum extent practicable, the original intent of the applicable provision without incurring any additional compensation expense as a result of such reformation). Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Executive of any Section 409A Penalties. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall fully apprise Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give Company any information which is in Executive’s possession reasonably requested by Company relating to such claim, (ii) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company, (iii) cooperate with Company in good faith in order to effectively contest such claim, and (iv) permit Company to participate in any proceedings relating to such claim. Company shall bear and pay directly all costs and expenses incurred in connection with such contest. Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine. If Executive is required to extend the statute of limitations to enable Company to contest such claim, Executive may limit this extension solely to such contested amount. The payment rules for reimbursement of costs and expenses or in-kind benefits set forth in Section VIII.G.5 shall apply to payments made by the

Company to Executive pursuant to this Section VIII.G.7., and all indemnity payments made by Company pursuant to this Section VIII.G.7 shall be made on or before the last day of Executive’s taxable year following the taxable year in which the right to indemnity under this Section VIII.G.7 arose. This indemnity obligation of the Company shall survive the Executive’s termination of employment.
H.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. The rights or obligations under this Agreement may be not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

I.	This Agreement may be executed with electronic signatures, in any number of counterparts, as shall subsequently be executed with actual signatures. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent.

J.	Mutual Non-Disparagement.
1.	During the Employment Term and thereafter, the Executive agrees to refrain from making any public statements (or authorizing any statements to be reported as being attributed to the Executive) that are critical, derogatory or which may tend to injure the reputation or business of the Company or any of its affiliates or any of its or their officers, directors or employees.

2.	During the Employment Term and thereafter, the Company will instruct its senior officers and directors not to make any public statements (or authorizing any statements to be reported as being attributed to the Company), that are critical, derogatory or which may tend to injure the reputation or business of the Executive. In addition, Company will not issue any press release or make any public statement authorized by a senior officer or director of the Company, which press release or statement is of a type described in the foregoing sentence.

3.	Sections VIII.L.1 and VIII.L.2 shall not apply to statements made in good faith in the course of administrative, judicial, or arbitral proceedings or to statements made in good faith by a party to rebut statements made by the other party in breach of these provisions. Further, Section VIII.L.2 shall not apply to statements made by the Company or Executive in good faith in the discharge of its or his fiduciary responsibilities, and in the course of fulfilling its reporting and filing obligations as a Reporting Company.
K.	The Company agrees, to the fullest extent permitted by applicable law and Company’s organizational documents, to indemnify the Executive and hold him harmless against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees, losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company and that such indemnification shall be no less comprehensive than that provided to the Company’s other senior officers. The manner in which the Company shall discharge its obligation under this subsection shall be determined by the applicable Board policy for indemnification of officers. This obligation shall survive the termination of Executive’s employment with the Company.

L.	Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understandings, written or oral, which would be violated by him entering into this Agreement or performing his obligations hereunder.

M.	Company represents and warrants to Executive that it has the legal right to enter into this Agreement and to perform all of the obligations on its part to be performed hereunder in accordance with its terms and that the undersigned officer of the Company has been duly authorized to execute this Agreement on behalf of the Company.

N.	Executive hereby acknowledges and agrees that if the Company is a Reporting Company, he will be subject to Section 304 of the Sarbanes-Oxley Act of 2002 and that pursuant thereto he may under certain circumstances be obligated to pay back to the Company certain amounts previously received by him. Furthermore, Executive hereby agrees that he shall pay back to the Company upon request of the Board, the Board’s audit committee, or a committee of independent board members, amounts previously received by him from the Company as bonuses or other incentive compensation, the payment of which was due in part to the financial performance of the Company, or any division thereof, that are subsequently determined to be materially incorrect as a result of his willful (as defined in Section IV.C.2 hereof) misconduct or gross negligence. Before any repayment shall be required of Executive under this subsection, Executive shall have been provided with written notice of the circumstances which the Board or committee believes entitles it to request a repayment under this subsection and an opportunity to appear (with counsel) before the Board or committee charged with making the determination.

O.	All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address, facsimile number or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage-prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, (c) faxed to such party, or (d) sent by electronic email. Any notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in according with the foregoing, the respective addresses, fax numbers and email addresses for the parties are as follows:

If to Company:	With a copy to:

Discovery Communications, LLC	Lawrence Z. Lorber, Esq.
One Discovery Place	Proskauer Rose LLP
Silver Spring, MD 20910-3354	1001 Pennsylvania Ave., NW
Attention: Fabienne Clermont, Esq.	Suite 400
Fax: (240) 662-8656	Washington, DC 20004
Email: fabienne_clermont@discovery.com	Fax: (202) 416-6899

Email:llorber@proskauer.com

If to Executive:	With a copy to:

To the Executive’s home	Alvin H. Brown
address reflected in the	Simpson Thacher & Bartlett LLP
Company’s records.	425 Lexington Avenue
New York, NY 10017
Fax:

Email: abrown@stblaw.com

In witness whereof, the parties have caused this Agreement to be duly executed as of the date set forth above.

/s/ Brad Singer

Executive

/s/ Ted Stewart

Ted Stewart, SVP, Total Rewards

Discovery Communications, LLC

ATTACHMENT 1
Loss Value Payment Addendum
I. Determination
If, pursuant to Section III.D.3 of the Agreement, the fair market value of the Reporting Company’s common stock on the date of grant exceeds the fair market value of the DHC common stock on the Employment Commencement Date (resulting in the exercise price for the stock options granted pursuant to Sections III.D.1 and III.D.2 of the Agreement being the fair market value of the Reporting Company’s common stock on the date of grant), the Executive shall be eligible for the following:
1.	An amount equal to the difference between the two fair market values multiplied by the number of shares subject to the grant made pursuant to Section III.D.1 (such number of shares to be calculated on the Employment Commencement Date) (the “D1 Amount”); and

2.	An amount equal to the difference between the two fair market values multiplied by the number of shares subject to the grant made pursuant to Section III.D.2 (such number of shares to be calculated on the Employment Commencement Date) (the “D2 Amount”).
The foregoing numbers of shares and the common stock fair market values shall be appropriately adjusted for changes in share number pursuant to a stock split and similar restructuring events.
II. Payment
The amounts determined under Section I of this Loss Value Addendum shall be paid as follows:
1.	Seventy-five percent (75%) of the D1 Amount shall be paid to Executive on the third anniversary of the Employment Commencement Date if Executive is then employed by the Company, but no portion of the D1 Amount shall be paid to Executive if the Executive is not then employed by the Company for any reason;

2.	Twenty-five percent (25%) of the D1 Amount shall be paid to Executive on the fourth anniversary of the Employment Commencement Date if Executive is then employed by the Company, but no portion of this balance of the D1 Amount shall be paid to Executive if the Executive is not then employed by the Company for any reason;

3.	Seventy-five percent (75%) of the D2 Amount shall be paid to Executive on the third anniversary of the Employment Commence Date if Executive is then employed by the Company or if prior to such third anniversary, the Executive’s employment had been terminated by the Company without Cause, Executive had terminated his employment with the Company for Good Reason, or the Company did not renew the Original Term; but if Executive is not then employed by the Company for any other reason, no portion of the D2 Amount shall be paid to Executive; and

4.	Twenty-five percent (25%) of the D2 Amount shall be paid to Executive on the fourth anniversary of the Employment Commence Date if Executive is then employed by the Company or if prior to such third anniversary, the Executive’s employment had been terminated by the Company without Cause, Executive had terminated his employment with the Company for Good Reason, or the Company did not renew the Original Term; but if Executive is not then employed by the Company for any other reason, no portion of this balance of the D2 Amount shall be paid to Executive.

ATTACHMENT 2
AGREEMENT AND GENERAL RELEASE
          This Agreement and General Release (“Release”) is entered into by and between Discovery Communications, LLC (“Company”) and                      (“Executive”) to resolve any and all disputes concerning his employment with Company and his separation from employment on                     . Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:
          1. Effective close of business                     , Executive’s employment with Company will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s Employment Agreement with Company (“Agreement”), which is incorporated by reference, and as a matter of law (e.g., COBRA benefits).
          2. In consideration for Executive’s executing this Release of any and all legal claims he might have against the Discovery Parties (as defined below), and the undertakings described herein, and to facilitate his transition to other employment, Company agrees to provide Executive with the consideration detailed in Section IV.D (“Severance Payment”) of the Agreement of the Agreement.
          3. Neither Company nor Executive admits any wrongdoing of any kind, and both agree that neither they nor anyone acting on their behalf will disclose this Release, or its terms and conditions. Notwithstanding the foregoing, Executive is not barred from disclosing this Release to his legal, financial and personal advisors or to those persons essential for Executive to (a) implement or enforce his rights under this Release and the Agreement in which the Release is incorporated; (b) defend himself in a lawsuit, investigation or administrative proceeding; (c) file tax returns; or (d) advise a prospective employer, business partner or insurer of the contractual restrictions on his post-Company employment.
          4. In exchange for the undertakings by Company described in the above paragraphs:
                    a. Executive, for himself, his heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge Company, its subsidiaries, affiliates and related entities, as well as all of their respective officers, shareholders, shareholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents in such capacities (collectively, the “Discovery Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the Discovery Parties that he may have had, now has or may have against the Discovery Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release, including any claim relating to the termination of his employment with any Discovery Party. Those claims, demands, liabilities and obligations from which Executive releases the Discovery Parties include, but are not limited to, any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any Discovery Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including, but not limited to, the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time. The foregoing shall, in accordance with applicable law, not prohibit or prevent Executive from filing a Charge with the United States Equal Employment Opportunity Commission (“EEOC”) and/or any state or local agency equivalent, and/or prohibit or prevent Executive from participating in any investigation of any Charge filed by others, albeit that he understands and agrees that he shall not be entitled to seek monetary compensation for himself from the filing and/or participation in any such Charge. Further, this Release does not affect Executive’s right to enforce payment of his Severance Payment and his indemnity rights under the Agreement.
     b. Executive expressly acknowledges that his attorney has advised him regarding, and he is familiar with the fact that certain state statutes provide that general releases do not extend to claims that the releasor does not know or suspect to exist in his favor at the time he executes such a release, which if known to him may have materially affected his execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any Discovery Party shall be deemed to be outside the scope of this Release whether mentioned herein or not. Executive also specifically knowingly waives the provisions of Section 1542 of the Civil Code of the State of California, which reads: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the Discovery Parties, Executive expressly acknowledges that this Agreement is specifically intended to include in its effect all claims that he does not know or suspect to exist in his favor at the time he signs this Agreement
     c. Executive hereby acknowledges that he is executing this Release pursuant to the Agreement, and that the consideration to be provided to Executive pursuant to Section IV.D of the Agreement is in addition to what he would have been entitled to receive in the absence of this Release. Executive hereby acknowledges that he is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he may have. Executive hereby acknowledges that he has been advised to consult with an independent attorney of his own choosing in connection with this Release to explain to him the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he has read this Release in its entirety. Executive further states that he fully understands the terms of this Release and that the only promises made to him in return for signing this Release are stated herein and in the Agreement in which this Release is incorporated. Executive hereby acknowledges that he is voluntarily and knowingly agreeing to the terms and conditions of this Release without any threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he has been given twenty-one (21) days to consider this Release, and that if Executive is age forty (40) or over, Executive understands that he has seven (7) days following his execution of this Release in which to revoke his agreement to comply with this Release by providing written notice of revocation to the General Counsel of Company no later than three business days following such period.
     d. Executive further hereby covenants and agrees that this General Release shall be binding in all respects upon himself, his heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Company, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.
     e. Executive agrees that he will not disparage any Discovery Party or make or publish any communication that reflects adversely upon any of them, including communications concerning Company itself and its current or former directors, officers, employees or agents.
          5. a. If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.
               b. Company and Executive agree that this Release, consisting of three (3) pages, and the Agreement in which this Release is incorporated, constitutes the entire agreement between them. The parties further warrant that they enter into this Release freely.
               c. This Release shall be interpreted, enforced and governed by the laws of the State of Maryland without regard to the choice of law principles thereof.
     IN WITNESS WHEREOF, I have signed this General Release this ___ day of                                         , 200___.

By:

Print Name:

     Subscribed and sworn to before me this ___ day of                     , 200___.

Notary Public
My Commission Expires

ATTACHMENT 3
Approved Board Memberships
Member, Advisory Board, McIntire School of Commerce at the University of Virginia
Member, Board of Directors, The Posse Foundation

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